                                                                       EXHIBIT 5
                                                                       ---------


                    [LETTERHEAD OF METRO-GOLDWYN-MAYER INC.]

JAY RAKOW
SENIOR EXECUTIVE VICE PRESIDENT
AND GENERAL COUNSEL


                                 March 13, 2002


Metro-Goldwyn-Mayer Inc.
2500 Broadway Street
Santa Monica, California 90404

     Re:  Registration Statement on Form S-3 (File No. 333-35950)
          -------------------------------------------------------

Ladies and Gentlemen:

     You have requested my opinion as General Counsel of Metro-Goldwyn-Mayer Inc., a Delaware corporation (the "Company"), in connection with the offer and sale by the Company of up to 12,132,500 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share. The Shares are being offered and sold pursuant to the Company's Registration Statement on Form S-3, as amended (File No. 333-35950) (the "Registration Statement"), and the Company's Prospectus Supplement filed with the Securities and Exchange Commission on or about March 13, 2002 (the "Prospectus Supplement").

     In rendering my opinion herein, I have assumed, with your permission: the genuineness and authenticity of all signatures on original documents submitted to me; the authenticity of all documents submitted to me as originals; the conformity to originals of all documents submitted to me as copies or facsimiles; the continued accuracy of all certificates and other documents from public officials dated earlier than the date of this letter; the Registration Statement being declared effective by the Securities and Exchange Commission; the issuance by any necessary regulatory agencies of appropriate permits, consents, approvals, authorizations and orders relating to the offering and sale of the Shares; the offer and sale of the Shares being made in the manner set forth in the Registration Statement and pursuant to said permits, consents, approvals, authorizations and orders; and the receipt of full and valid consideration for the Shares. In addition, I have made such legal and factual examinations and inquiries as I have deemed necessary or appropriate for purposes of this opinion.


                        METRO-GOLDWYN-MAYER STUDIOS INC.
           2500 BROADWAY STREET, SANTA MONICA, CALIFORNIA  90404-3061
        (310) 449-3669  .  FAX (310) 586-8193  . E-MAIL: jrakow@mgm.com
                                                         --------------

Metro-Goldwyn-Mayer Inc.
March 13, 2002
Page 2

     I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, the internal laws of the State of California and I am expressing no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

     Based on the foregoing, it is my opinion that, when issued, the Shares will be validly issued, fully paid and non-assessable.

     I consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus Supplement in connection with the offer and sale of the Shares.

                                 Respectfully submitted,


                                 /s/ Jay Rakow
                                   Jay Rakow
              Senior Executive Vice President and General Counsel